EXHIBIT 10.107
AMENDMENT NO. 2
TO
T-MOBILE USA SERVICE PARTNER
SERVICES AGREEMENT
This Amendment No. 2, dated April ___, 2007 (this “Second Amendment”) is made to that certain T-Mobile USA Service Partner Services Agreement, dated August 1, 2005, as amended by that certain Amendment No. 1, dated June 23, 2006, between StarTek USA, Inc., a Colorado corporation (“Service Partner”), with a principal place of business at 100 Garfield Street, Denver, Colorado 80206, and T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA”), with offices for business at 12920 SE 38th Street, Bellevue, Washington 98006 (the “Agreement”). Except as specifically defined otherwise herein, all terms defined in the Agreement shall have the same meanings when used in this Second Amendment.
Service Partner and T-Mobile agree as follows:
1. A new Section 4.1.10 is hereby added to the Agreement, which shall read in its entirety as follows:
4.1.10. Service Partner has developed a plan to become substantially compliant with by Q1, 2008 an approved version of the Payment Card Industry Data Security Standard, developed and published jointly by American Express, Discover Financial Services, JCB, MasterCard Worldwide and Visa International (“Card Issuers”) or the PCI Security Standards Council (the “Council”), as applicable, for protecting individual numbers used to identify credit and debit card accounts and other personally identifiable information relating to the use of such credit and debit card accounts (“Cardholder Information”), as the same may be amended, updated, replaced or augmented by the Card Issuers and the Council (the “PCI Standard”). Service Partner will provide T-Mobile USA with regular updates/reports about ongoing compliance efforts with the PCI Standard and will take all appropriate steps to incrementally develop compliance and once in compliance will remain substantially compliant thereafter.
2. A new Section 4.1.11 is hereby added to the Agreement, which shall read in its entirety as follows:
4.1.11. From and after the time it becomes compliant as set forth in Section 4.1.10, Service Partner will not knowingly or intentionally cause T-Mobile: (a) be in material violation of the PCI Standard or (b) to be fined, sanctioned or penalized by Card Issuers, the Council or any third party for a material failure to properly protect, secure, maintain, use and store Cardholder Information.

*
Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. An asterisk within brackets denotes omissions.

3. A new Section 6.12 is hereby added to the Agreement, which shall read in its entirety as follows:
6.12 Cardholder Information. Service Partner acknowledges that it may, in connection with performing its duties in accordance with this Agreement, have access to, or be provided, Cardholder Information.
(a) Service Partner acknowledges and agrees that, as between Service Partner and T-Mobile, all Cardholder Information is, and shall remain, owned by T-Mobile.
(b) Service Partner acknowledges and agrees that Service Partner is responsible for the security of Cardholder Data that Service Partner possesses or controls.
(c) Service Partner shall only access, use and disclose Cardholder Information if and to the extent necessary (i) to process and otherwise facilitate credit and debit transactions on T-Mobile’s behalf; (ii) to comply with Applicable Laws, Card Issuer regulations and written T-Mobile policies; and (iii) to do as otherwise instructed in writing by an authorized T-Mobile officer.
(d) Service Partner acknowledges and agrees that Cardholder Information is T-Mobile Information for all purposes under this Agreement; provided, however, that the first sentence of Section 6.5 will not apply to Cardholder Information.
(e) Service Partner agrees to provide the Council, the Card Issuers and any of their respective agents and designees with full, appropriate access to any and all Service Partner Systems, and any other Service Partner books, records, premises and systems in the event of any Security Breach in which Cardholder Information may have been compromised, and to cooperate fully with any verification, testing and review of Service Partner’s compliance with the PCI Standard.
4. A new Section 6.4 is hereby added to the Agreement, which shall read in its entirety as follows:
6.4. Confidentiality. The Parties acknowledge that each may be given access to certain confidential or secret information and material relating to or owned by the other, including but not limited to financial information, customer lists, information pertaining to T-Mobile USA or Service Partner customers, files and other information regarding that Party’s business, organization, operations and plans in the course of the performance under this Agreement (the Confidential Information”). Such information and material shall be the sole and exclusive property of the provider of such information, and each Party agrees that during the term of this Agreement and for five (5) years thereafter (and with respect to T-Mobile Information and trade secrets, indefinitely), the receiving Party will not disclose such confidential or secret information or material, or the terms of this Agreement, to any governmental agency, person, entity, firm or corporation, or use confidential or secret information or material except in furtherance of this Agreement, without the express prior written consent of the other Party. This Section 6.4 shall not apply to any information, that is (a) previously known to the receiving Party free of any obligation to keep it confidential, (b) that has been or which becomes publicly known through no wrongful act of the receiving Party, (c) which is rightfully received from a third party who is under no obligation of confidence to either Party, (d) which is independently developed by the receiving Party without resort to information which has been disclosed pursuant to this Agreement or (e) is required to be disclosed in order to comply with applicable laws (including state and federal securities laws applicable to Service Partner as a public company) or administrative process or any governmental or court order; provided, however, that in a circumstance where disclosure is compelled by governmental or court order the Party that is subject to such compelled disclosure shall give the other Party prompt prior notice of such compelled disclosure so that the other Party may seek to protect such information. The receiving Party shall return the confidential information to the disclosing Party upon request by the disclosing Party. This Section shall survive termination of this Agreement.
5. Section 6.7 of the Agreement is hereby amended by adding the following sentence to the end of such section:
The existence of any Security Breach in which T-Mobile Information is or may be compromised, and all information relating to any such Security Breach, shall be the Confidential Information of T-Mobile.
6. A new Section 1.1 is hereby added to the Agreement, which shall read in its entirety as follows:
1.1 Statement of Work. Service Partner. agrees to perform the Services described in Exhibit A — 1 entitled “STATEMENT OF WORK— — ACTIVATIONS”, Exhibit A — 2 entitled “STATEMENT OF WORK — ACTIVATIONS OFFLINE”, Exhibit A — 3 entitled “STATEMENT OF WORK — T-MOBILE TO GO”, Exhibit A — 4 “STATEMENT OF WORK — WIRELESS LOCAL NUMBER PORTABILITY”, Exhibit A — 5 “STATEMENT OF WORK — BUSINESS CARE”, Exhibit A — 6 “STATEMENT OF WORK — BUSINESS CARE OFFLINE, and Exhibit A-7 “STATEMENT OF WORK — SMART ACCESS/PAY IN ADVANCE” (collectively “Exhibits”). The Parties acknowledge and agree that the Parties’ ability to perform certain obligations pursuant to this Agreement is conditioned upon the full, proper and timely performance by the other Party of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party in carrying out the obligations pursuant to this Agreement in a timely and efficient manner and in accordance with the terms hereof.
7. Section 2.6.1 of the Agreement is hereby amended by adding the following sentence to the end of such section:
2.6.1 The Operational Audit will take place during SERVICE PARTNER normal business hours, up to twice a year per site with written notification no less than 10 (ten) days in advance. SERVICE PARTNER shall keep complete and accurate records documenting the performance of the specific KPIs (Key Performance Indicators) as outlined in the Exhibits. SERVICE PARTNER shall make their records available to T-Mobile USA or any authorized representative of T-Mobile USA during the term of this agreement. The cost of any audit shall be borne by T-Mobile USA.

8. A new Section 3.3 is hereby added to the Agreement, which shall read in its entirety as follows:
3.3 Termination for Breach or Force Majeure. Either Party may terminate this Agreement immediately upon notice to the other Party (i) if the other Party materially breaches this Agreement and fails to cure such breach within [*] days of receipt of written notice of such breach from the non-breaching Party; (ii) if the other Party becomes insolvent, invokes as a debtor any laws relating to the relief of debtors from creditor’s rights, or has such laws invoked against it, is the subject of liquidation or termination of business, is adjudicated bankrupt, or is involved in an assignment for the benefit of its creditors; or (iii) upon the occurrence and after continuance of an event of force majeure for a period of [*] days, or in other circumstances, as provided in Exhibits.
9. A new Section 3.4 is hereby added to the Agreement, which shall read in its entirety as follows:
3.4 Effect of Termination. The expiration or termination of this Agreement shall not relieve or discharge either Party from any obligation hereunder, which survives termination. Except in the event of termination of this Agreement by StarTek USA, Inc. as a result of the failure of T-Mobile USA to pay undisputed invoices for Services performed by StarTek USA, Inc., in the event of any termination, StarTek USA, Inc. agrees to cooperate with T-Mobile USA to effectuate an orderly transition of the business and will continue to provide Services hereunder at the prices provided in the Exhibits pursuant to a schedule mutually agreeable to the parties (which may include a schedule for ramping down services) for a reasonable period of time not to exceed [*] days from the date of termination. In the event any transition service is not provided for in Exhibits, T-Mobile USA shall pay a mutually agreed upon cost to StarTek USA, Inc. for those transition services.
10. A new Section 6.3 is hereby added to the Agreement, which shall read in its entirety as follows:
6.3 No License. Except as otherwise provided in Exhibits, neither Party is granted any license in intellectual property that is owned or developed by the other Party.

11. A new Section 7.8 is hereby added to the Agreement, which shall read in its entirety as follows:
7.8 Notice. Any notice or communication required or permitted to be given hereunder (other than forecasts required to be delivered pursuant to the Exhibits) shall be in writing and may be delivered by hand, deposited with an overnight courier, sent by email, confirmed facsimile (followed by delivery of a copy by US Mail), or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving Party as set forth in this section. Such notice shall be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.
To: T-Mobile USA
[*]
Sr. Vice President and General Counsel
12920 SE 38th Street
Bellevue, WA 98006
[*]
Service Partner Management
12920 SE 38th Street
Bellevue, WA 98006
To: StarTek USA, Inc.
[*]
CEO
StarTek USA, Inc.
100 Garfield Street
Denver, Colorado 80206
12. The amendments made to the Agreement by this Second Amendment will be effective as of the date of this Second Amendment. The Agreement, as supplemented and amended by this Second Amendment, remains in full force and effect. To the extent the terms of this Second Amendment conflict with any provisions of the Agreement, this Second Amendment shall govern.
[Remainder of this page is intentionally blank. Signature page to follow.]

T-MOBILE USA, INC.	STARTEK USA, INC.

By: /s/ Betty Jones	By: /s/ Patrick M. Hayes

Name: Betty Jones	Name: Patrick M. Hayes

Title: VP Customer Care	Title: COO

Date Signed: 5/6/07	Date Signed: 5/16/07

EXHIBIT A-7
STATEMENT OF WORK — SMART ACCESS/PAY IN ADVANCE
This Statement of Work, Exhibit A-7 is incorporated into that certain T-Mobile USA Service Partner Services Agreement, dated August 1, 2005, as amended by that certain Amendment No. 1, dated June 23, 2006, between StarTek USA, Inc., a Colorado corporation (“Service Partner”), with a principal place of business at 100 Garfield Street, Denver, Colorado 80206, and T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA”), with offices for business at 12920 SE 38th Street, Bellevue, Washington 98006 (the “Agreement”). This Statement of Work shall be effective as of April 1, 2007 and the defined terms used in this Statement of Work shall have the meanings provided in the Agreement unless expressly defined herein
1.
General. StarTek will handle inbound Smart Access/Pay in Advance calls for T-Mobile. StarTek will maintain a dedicated program (i.e., StarTek’s dedicated representatives shall handle only T-Mobile calls, StarTek’s team supervisors shall support only T-Mobile dedicated representatives and StarTek’s team managers will support only T-Mobile dedicated team supervisors.) to perform the Services.

2.
Hours of Operation. Except as otherwise set forth herein, the hours of operation will be [*] hours a day, [*] days a week, [*] days a year. Any change to the hours of operation on a T-Mobile line of business at any site by StarTek requires written request and approval by a T-Mobile Vice President of the change. Any change to the hours of operation on a T-Mobile line of business at any site by T-Mobile requires written notification to StarTek. Any closure of a site or 100% reallocation of headcount to another site in which a T-Mobile line of business resides requires written notice to T-Mobile of no less than [*] days notice in advance of the closure or reallocation. Any reallocation of headcount (not due to forecast change) to another site of more than [*]% of the total Smart Access/Pay in Advance headcount requires written advanced notice to T-Mobile of no less than [*] days.. StarTek will provide a comprehensive written plan as to how StarTek will maintain services of line of business to mitigate impact and prevent tangible and intangible cost to T-Mobile

3.	Call Volume and Forecasting.
3.1.
For the purposes of meeting the forecast, StarTek will utilize full time equivalents (“FTEs”) in accordance with this Statement of Work. An FTE is defined as eight (8) Customer Facing Employee hours per day. An FTE is not equivalent to a headcount.

3.2.	FTEs will be classified into the following categories:
3.2.1.	Production FTE, which includes FTEs who are agents productive to the line of business

3.2.2.	Training FTE, which includes FTEs who are currently in training and not productive to the line of business

3.2.3.	Get More Academy (“GMA”) FTE, which includes FTEs who are productive to the line of business at least part of their day, but are still in training

3.2.4.	Leave of Absence (“LOA”) FTE, which includes all FTEs who cannot be classified into Production, Training, or GMA.
3.3.	T-Mobile will regularly prepare and deliver to StarTek the following forecasts for the services to support the proper planning of the infrastructure required to support the programs:
3.3.1.	T-Mobile shall deliver a three-month rolling informational forecast to StarTek on or before the 15th day of each month (the “3-Month Forecast”), which shall contain forecasted weekly call volumes.

3.3.2.
T-Mobile shall deliver a final forecast to StarTek no less than [*] days before the 1st day of each month for which the forecast is made, which shall contain a daily call volume and Average Handle Time (“AHT”) forecast by half an hour interval (the “Final Forecast”). The Final Forecast will contain an updated daily call volume and AHT forecasts, which will vary no more than [*]% in call volume each day from the [*]-day forecast. If the Final Forecast is not delivered in a timely fashion with respect to a particular month, the appropriate three-month rolling informational forecast shall be the Final Forecast for such month.

3.3.3.	For informational purposes only, T-Mobile shall deliver a two-week forecast.
3.4.
StarTek will use half-hourly call volume forecasts provided by T-Mobile as the Final Forecast in accordance with this Agreement. This process is known as Interval Forecasting. StarTek will schedule the appropriate number of FTEs in [*]-minute intervals to meet service levels outlined in the T-Mobile Final Forecast. This process is known as Interval Scheduling. StarTek will provide Interval Scheduling plans to T-Mobile as a one week look ahead after receiving a Final Forecast from T-Mobile. These Interval Scheduling plans will illustrate how StarTek plans to meet the Key Performance Indicator (KPI) Service Level. The documented plans will include the number of required FTEs to meet the KPI Service Level, the number of scheduled agents, and the [*] minute Service Level Objectives.

3.5.	StarTek will provide to T-Mobile USA all assumptions used to translate forecasts into scheduled FTEs.

3.6.	T-Mobile and StarTek will cooperatively manage intraday schedule adjustments to manage actual call volumes.

3.7.
T-Mobile and StarTek will mutually agree upon and participate in the preparation of other call volume forecasts, as reasonably required for the successful performance of the Programs. These may include, without limitation, yearly, quarterly, monthly, weekly, daily and interval forecasts. As part of the support structure, StarTek will provide a National Resource Planning Analyst who will, among other things, assist T-Mobile in the development of call volume forecasts.

3.8.
StarTek will recruit, train, and staff to a minimum of [*]% of the forecasted FTE and be able to handle [*]% of the forecasted call volume. If the Final Forecast for a particular month is [*] percent ([*]%) or more of the Final Forecast for the proceeding month, StarTek may add additional staff to service such increase with the prior consent of T-Mobile, which consent shall not be unreasonably withheld.

3.9.
If the Production FTE count falls more than [*]% below the forecasted FTE, StarTek will recruit and hire agents to back-fill the attrition as long as T-Mobile is delivering a minimum of [*]% of forecasted volume. The recruited agents must start training within [*] days of exceeding threshold. The associated training costs are the responsibility of the StarTek and are not billable to T-Mobile.

3.10.
If the FTE requirement drops in any [*]-day period by more than [*]%, T-Mobile will work with StarTek in good faith to back-fill with additional business or pay for the additional StarTek FTE at the training rate for [*] days as StarTek, Inc. ramps down to the required FTEs. T-Mobile and StarTek will mutually agree in writing on the number of FTEs that will be included in the ramp down.

3.11.
The forecasts referred to above shall in no way represent a commitment from T-Mobile to provide volumes to StarTek, except for purposes of amounts payable by T-Mobile to StarTek as provided in this Section 3.12.

3.12.	Amounts payable to StarTek hereunder and the KPI calculation shall be based upon the following:
3.12.1.	When the offered call volume exceeds [*]% of Final Forecast then StarTek shall be paid for the actual [*] during the interval where the call volume exceeds [*]% of the Final Forecast.

3.12.2.
When the offered call volume is less than [*]% of the Final Forecasted call volume, and (a) StarTek meets or exceeds service level as set forth in 14.1 and adjusted as set forth in 14.2, and (b) meets or exceeds the quality performance set forth in 14.3.2, then StarTek shall be paid according to Exhibit D pricing matrix.

4.
Average Handle Time. Average Handle Time (“AHT”) is defined as the sum of average talk time; hold time while on a call, and after call work. StarTek agrees that the AHT objectives shall be less than or equal to a 355 second AHT for Smart Access/Pay in Advance. The AHT objectives may be changed upon mutual agreement of StarTek and T-Mobile USA based on rolling [*]-month trending results.

5.	Ramp. Ramp is defined as any required FTE increase necessary to accommodate call volume growth of greater than [*]% of the volume in the peak week of the prior month.
6.
Ramp Plans. For the purposes of this document a Ramp Plan is defined as a T-Mobile approved plan to add substantial FTEs to a current line of business or a change to the current line of business with substantial additions to current StarTek FTEs that support T-Mobile services. StarTek must submit written Ramp Plans to T-Mobile for written approval by a T-Mobile operations manager or above.

6.1.
In the event of a new ramp plan or a change to the Smart Access/Pay in Advance line of business supported by StarTek, the AHT monthly objectives will be adjusted depending upon the percentage of net growth in training FTE graduates to the maximum headcount during the growth period. The embedded MS Excel worksheet is an example of the adjustments and will be subject to the AHT objectives agreed to as set forth in Section 4 A printed example is shown in Exhibit C.

7.	Training.
7.1.
Agents will be trained on the standard T-Mobile standard New Hire Training Curriculum. Training for the program shall be conducted in accordance with the T-Mobile New Hire Training Curriculum. Upon [*] days written notice to StarTek, T-Mobile may change the T-Mobile New Hire Training Curriculum and the hours required for delivery. Prior to completion of training, T-Mobile will deliver all applicable application IDs. Sharing of application IDs is prohibited under T-Mobile policy. StarTek will establish procedures to prevent sharing of application IDs. Any agent who violates this policy will be promptly removed from the T-Mobile account.

7.2.
Any new hire training conducted for net growth must be approved in writing by a T-Mobile training manager or above. Written approval must be attached to the invoice in order to substantiate billable new hire training. T-Mobile will be kept informed of all attrition during the training period.

7.3.
The ratio of trainers to trainees is not to exceed a classroom level of [*] or [*]. The [*] trainers can include a fully certified trainer with the support of a supervisor who has been through a certified training program.

7.4.
All costs and expenses for training and training materials for new agents and any initial and program extension training, or changes or modifications to the program or continuation training that exceeds [*] hours per agent per [*] shall be borne by T-Mobile. Online options must be used by StarTek in lieu of printed materials wherever reasonably available. All written materials must be reused by StarTek where reasonable. T-Mobile will not reimburse for training or training materials utilized for attrition-related training. T-Mobile shall not compensate StarTek for any agent who does not complete the training and graduate from GMA. Documented training trackers must accompany all invoices for approval of billed charges. Documentation must contain as much information as allowed by law. Information required but not limited to: Agent name, agent training start date, attendance record, and assessment and quality scores. All Continuing Education classes are to be tracked via auxiliary (AUX) or automatic call distributor (ACD) code and submitted monthly with reporting displaying agent’s name, the exact amount of time spent in each training course, the name of each training course, and the total time in the month spent in Continuing Education training. It is StarTek’s responsibility to deliver all appropriate training within the scheduled time frame, subject to service level considerations.

7.5.
StarTek will schedule StreamLine read time not to exceed the amount of [*] minutes per day, no more than [*] minutes per agent. Streamline read time must be measured via ACD or AUX code, or skill set, and reported monthly. Streamline read time will be billed at the hourly continuing education training rate and is subject to the [*] hours of continuing education per agent per [*] StarTek is responsible for as referenced in Section 7.4.

7.6.
StarTek must not graduate any new hire agent from training/GMA to production if the agent has missed more than [*] hours in the training classroom [*] hours in GMA. The agent must return to the classroom or GMA as applicable to make up missed time before graduating to production. T-Mobile must receive written documentation of the missed time and proof that the time has been made up before being considered ready for production. New agents must also pass training assessments at [*]% or better and score [*] or higher in quality during GMA to graduate from training to production.

7.7.	All costs associated with attrition training and T-Mobile requests for removal of personnel including, but not limited to, new trainers and any associated materials, shall be borne by [*].

7.8.
If StarTek is not meeting the quality standards set forth in Section 14.3 below and it is determined by T-Mobile that additional “skill set” training is required for StarTek representatives, [*] will bear the cost of the additional training.

7.9.
T-Mobile curriculum is to be facilitated by Certified Facilitators. T-Mobile Certification to be provided by StarTek. If StarTek does not have a certification course they will be required to use the T-Mobile certification course. Facilitators are required to be certified by either T-Mobile Learning and Development specialist or their own Certified Training Manager. Uncertified Supervisors/Operations Managers/Coaches or Team Leads cannot conduct new Hire training.

7.10.
StarTek will abide by the documented training guidelines. Any changes to the documented training guidelines by T-Mobile must be provided to StarTek no less than [*] days prior to implementation. Any changes materially impacting StarTek’s cost must be agreed to by both parties.

8.
Escalation Procedures. StarTek shall utilize T-Mobile-provided escalation processes, to handle calls beyond the agent’s scope of training or for management support of a customer issue. This process will ensure that each call that cannot be handled by the agent is then handled by the lead representative up through the manager before being transferred to T-Mobile for resolution. If a customer requires management support, the agent shall transfer the call to a manager. T-Mobile shall update all on-line job aides that define the escalation procedures for the program when any changes are made.

9.
Telecommunications. Voice traffic is pre-call routed using StarTek’s Intelligent Call Management (ICM) solution. T-Mobile is responsible for the costs associated with this pre-call routing out of the Sprint cloud (to the US/Canada border crossing) and StarTek is responsible for the costs of the ICM licensing and hardware.

9.1.	T-Mobile is responsible for the data connectivity costs. T-Mobile will own the circuits and provide the routers that are managed at StarTek’s sites.

9.2.
T-Mobile will supply all voice trunks and StarTek will maintain trunking for outbound T-Mobile calls and transfers. The direct costs for the usage of the trunks for outbound T-Mobile calls and transfers will be passed through to T-Mobile.

10.
Customer Care Systems. [*] shall be responsible for costs associated with workstations and local area network (LAN) infrastructure equipped to run the most recent version of the T-Mobile eCRM-SYSTEM deployed at the time of the implementation of this Agreement. StarTek is hereby granted a license for the term of this Agreement to use the eCRM-SYSTEM for the sole purposes of performing its obligations under this Agreement. [*] shall also provide the building and telecommunications switch for the Interactive Voice Response (IVR) system, remote monitoring application and associated toll free number, Universal Power Supply (UPS), desktop computers, office supplies, and dedicated workspaces in each call center. [*] shall be responsible for costs associated with wide area network (WAN) infrastructure (including, but not limited to, the WAN data connectivity infrastructure, application/database servers, routers, and related peripherals. [*] shall also be responsible for software required to support the eCRM-SYSTEM. T-Mobile will be responsible for the eCRM, Knowledge Database, and Call Tracking systems required to support the Services performed under this Agreement.

11.
Systems Use and Downtime. Information given to callers or collected by agents will be directly taken from and/or input into T-Mobile’s systems. In the event that T-Mobile’s systems go down, StarTek shall capture call information in Remedy, or on the downtime forms provided by T-Mobile. StarTek will be instructed on procedure in each scenario as applicable by T-Mobile. If paper forms are utilized, StarTek agrees that it shall then input information from these downtime forms once the system is restored. Turnaround commitment to enter downtime forms into T-Mobile’s systems will be [*] hours from the time when T-Mobile’s systems are restored. If call volume does not allow for [*] hour turnaround due to call volume meeting at least [*]% of the forecasted volume, another [*] input period shall be granted. Downtime forms will be destroyed (shredded or burned) or sent to T-Mobile, as directed by T-Mobile, every [*] hours. StarTek will assign a special ACD tracking code to designate when specified representatives are entering downtime form information into T-Mobile systems. StarTek shall provide a downtime productivity report to T-Mobile displaying time in code, number of downtime forms processed and occupancy rate. T-Mobile agrees to pay StarTek the agreed upon hourly rate (contingent upon meeting hourly average per rep to be agreed upon by both parties) for entering downtime information as stated in the Pricing Schedule set forth in Section 24 of this Statement of Work.

12.	Overtime.
12.1.
If the call volume exceeds the Final Forecast by more than [*] percent ([*]%), StarTek will so notify T-Mobile and will recruit trained agents to work overtime to support the call handling. Any overtime in excess of [*]% of forecasted volume must be authorized by T-Mobile operations manager or above. For T-Mobile authorized overtime T-Mobile will pay the overtime rate set forth in Section 25 for all volume handled in excess of [*]% of the Final Forecast. The billable overtime minutes will be calculated as set forth in Section 12.4.

12.2.
The recruiting process for overtime shall be deployed as soon as the circumstance affecting the call volume variance is identified. If StarTek identifies the item at least [*] weeks before the occurrence, StarTek shall use its commercially reasonable efforts to minimize the financial impact by changing schedules to support the staffing required. StarTek shall also recruit agents to work overtime on a day-to-day basis when the intra-day call volume dictates additional staffing needs to maintain service goals.

12.3.	Except as provided above in Section 12.2, StarTek shall obtain written authorization from T-Mobile for any overtime that may be required or incurred for the performance of the Programs.

12.4.
T-Mobile authorized overtime as defined in section 12.1 will be calculated for purposed of invoice payment by multiplying the handled call volume in excess of [*]% of Final Forecast by the lesser of actual month-end AHT or KPI AHT, and dividing through by [*] to get minutes.

13.	Significant Changes. When significant changes occur to the processes utilized to provide services, T-Mobile has the right to request information related to compliance and execution of such changes.
14.	KPI’s. The KPI’s for Services performed hereunder shall be effective for purposes of bonus/penalty adjustments to the invoice, as set forth in Exhibit B.
14.1.	Service Level. Inbound Smart Access/ Pay in Advance customer service calls: [*] percent of the monthly calls offered shall be answered within [*] seconds.

14.2.
Call Volume. StarTek shall answer the call volume provided in the Final Forecast. Handled call volume that exceeds the Final Forecast by [*]% for any [*] interval, where service level is not met, will not be included in the monthly KPI calculation for Service Level.

14.3.	Call Quality. According to the results from the call quality observation process, as described below, with a minimum score of [*] or higher.
14.3.1.	For the purposes of ensuring Call Quality, StarTek and T-Mobile shall measure the agents’ call quality using the following types of observations:
14.3.1.1.	T-Mobile observation

14.3.1.2.	StarTek operations observation ([*] per agent/month);

14.3.1.3.	StarTek quality observation ([*] per agent/month)
14.3.2.
KPI performance is based upon T-Mobile scores only, whereas the function of the StarTek operations and quality observations is to provide immediate and monthly feedback to agents and StarTek management.

14.3.3.
For the purposes of billing, the scores for all of these observations will be amalgamated and a weighted average monthly score shall be calculated. The StarTek operations and StarTek quality observations must each be calibrated to within [*] (such as StarTek with a [*] against [*] for T-Mobile) of T-Mobile monthly weighted score. If either the StarTek operations or the StarTek quality observation is not calibrated to within [*] (such as StarTek with a [*] against [*] for T-Mobile) of the T-Mobile score, the non-calibrated by-group will not be included in the billable quality score for the month. T-Mobile may provide written approval of exception to this section 14.3.3 given the number of outsourced issue tickets on T-Mobile observations.

14.3.4.	Calibration. StarTek operations managers shall attend the monthly T-Mobile calibration sessions for the line of business.

14.3.5.
The call quality observation form to be used in this process shall be provided by T-Mobile. Results shall be used to provide both immediate and monthly feedback to agents and StarTek management. StarTek will make best effort to provide each agent with feedback/coaching within 24 hours of being monitored by T-Mobile, StarTek quality team or StarTek operations. StarTek shall keep written documentation of each agent session, signed by the agent, and available for review by T-Mobile upon request. The call quality scoring criteria used by StarTek will match that used by T-Mobile. StarTek must achieve a minimum voice quality score of [*]. Call monitoring feedback sessions will be held between the agent and the agent’s direct supervisor. Any monitored calls using profanity or customer abuse as determined by T-Mobile will result in immediate, unchallenged agent termination from the T-Mobile program.

15.
Reports. StarTek shall provide T-Mobile with standard call count reports and performance reports on a daily basis (Monday through Friday) by [*] EST for the previous day, weekly by [*] [*] EST for the previous week, and monthly by the [*] business day of the month by [*] EST for the previous month. The reports shall be in the format and contain the information mutually agreed upon between StarTek and T-Mobile. StarTek shall provide report cards reflecting measurements of the KPIs and all of the above metrics within [*] days of each month end. All reporting fed by data from the switch is considered standard and is not subject to non-standard report development costs. Hourly lines of business must have agent detail payroll reports to substantiate that billable hours do not exceed actual hours worked. T-Mobile and StarTek shall mutually agree upon any other reports and the cost associated with the development of those reports. T-Mobile agrees to follow the change management process defined by StarTek and agreed to by T-Mobile when requesting changes to reports or additional information. If T-Mobile requires material format changes to T-Mobile standard reports, T-Mobile will be required to compensate StarTek for the development costs, based upon the rate outlined in the Pricing Schedule set forth in Section 25 of this Statement of Work and will be estimated by StarTek and approved by T-Mobile prior to invoicing.

16.
Monitoring. T-Mobile shall have the right, to the extent permitted by law and at no additional expense, to monitor at any time (either on-site or remotely) customer contact calls and/or specific agents to ensure compliance with performance, operational and quality control standards. StarTek must provide T-Mobile with a remote monitoring solution. There are two quality monitoring options required: a secured website and a dialup using an 800 number. StarTek would manage the Website, posting calls within [*] hours of being captured. T-Mobile requires a minimum of [*] calls per agent per month on the website. The dialup using an 800 number must have the ability to monitor random calls as they come into the queue, or by locating specific agents by extension.

A.
Holidays. StarTek shall observe the following holiday schedule based upon which country the facility resides in. T-Mobile shall compensate StarTek for holiday rates as identified in the Pricing Schedule set forth hereunder when applicable to the location where work is performed. Holiday rates apply to the actual holiday only.

Canadian Holidays	US Holidays

New Year’s Day (Jan 1)	New Year’s Day (Jan 1)

Victoria Day (Monday prior to May 25)	Memorial Day (last Monday in May)

Canada Day (July 1)	Fourth of July (July 4)

Labour Day (first Monday in September)	Labor Day (first Monday in September)

Thanksgiving Day (2nd Monday in October)	Thanksgiving Day (4th Thursday in November)

Christmas (December 25)	Christmas (December 25)

17.	System Downtime; Force Majeure.
17.1.
In the event StarTek determines that system maintenance is necessary, StarTek will notify T-Mobile of the need for such maintenance [*] business days prior to the maintenance, and will obtain the prior written approval of T-Mobile to schedule the time and duration of such maintenance. All routine maintenance shall be scheduled during off-peak system hours. In no event shall disclosed and approved interruption of Services for system maintenance constitute a failure of performance by StarTek if performed in accordance with this Section 17. StarTek shall promptly report to T-Mobile any StarTek system failures, including the duration and impact.

17.2.
Except for T-Mobile’s obligation to make payments for services actually performed, each Party’s failure to perform shall be excused where such failure is a result of causes beyond its reasonable control. Such causes shall include without limitation acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures of third parties, vandalism, power failures by third parties, cables cut by third parties, earthquakes, floods or other similar catastrophes, terrorist activities, failure of the T-Mobile system or the Internet not related to StarTek’s actions or inactions, any law, order, regulation, direction, action or request of any governmental entity or court or civil or military authority having jurisdiction over either of the parties, national emergencies, insurrections, riots, wars, strikes, lock outs, or work stoppages. In the event of failures to perform for [*] days or more as a result of a force majeure, either Party may terminate the Agreement by giving written notice to the other Party. Any such notice of termination shall be effective upon receipt.

17.3.
Notwithstanding the foregoing or anything in the Agreement to the contrary, StarTek shall take commercially reasonable steps to ensure that the Services shall continue without interruption due to StarTek systems failure during the term of the Agreement by implementing security features and disaster recovery plans reasonably necessary to provide the Services with an up-time of [*]%(not including scheduled maintenance), which shall include appropriate redundant equipment, software and systems, alternate means of call routing, backup call allocation, backup generator power and the like. The components and execution of this plan must be reviewed, updated, and tested semi annually and results reported to T-Mobile.

17.4.
Where downtime is a result of T-Mobile USA system failure, amounts payable to StarTek shall be based upon the [*]% clause in Section 3.12.2. Where actual AHT is unavailable due to zero volume, the lesser of [*]% KPI AHT and actual AHT from the same interval and same day the week previous will be substituted.

17.5.
Where downtime is a result of StarTek system failure outside the definitions provided for in Section 17.2, and StarTek is unable to accept the call volume T-Mobile is otherwise prepared to provide it, for the purposes of determining KPI penalties, StarTek will use the forecasted volume to determine service levels for those intervals..

18.
Allocation of Resources. T-Mobile acknowledges that upon the occurrence of a force majeure event or in instances of unusually high demand, demands on StarTek’s facilities may exceed such facilities available capacity. In any such instance, StarTek shall, upon written notice to T-Mobile, be entitled to equitably prioritize Services and otherwise curtail utilization of its facilities in a manner so that any degradation to the Services provided to T-Mobile is (unless agreed otherwise by T-Mobile in writing) no greater than the level of degradation experienced by StarTek’s other customers. Upon the request of T-Mobile, StarTek shall provide T-Mobile with reasonable evidence of its compliance with the foregoing.

19.
Recruiting Requirements. StarTek recruiting efforts shall meet the following requirements in the selection process of all personnel hired to perform the T-Mobile USA services as describe in this SOW. T-Mobile reserves the right to audit the selection process.

19.1.	A mutually approved customer service assessment

19.2.	A behavioral interview

19.3.
Background checks, which shall include criminal records, are required and shall be completed before employment. Costs incurred for background checks associated with such criminal records shall be StarTek’s responsibility.

20.
Staffing Requirements. StarTek agrees to maintain the following staffing ratios: production agents to coach at [*]; agent to trainer [*]: agent to QA at [*]. StarTek agrees that all managers shall be full-time StarTek employees. Subject to Section 21.1, StarTek will ensure that each person assigned to a function has the necessary functional and T-Mobile-related training to successfully perform the function. StarTek must provide specific agent information up to what the law allows. Information required includes agent name, agent ID, start date on T-Mobile line of business, assessment scores, termination date from T-Mobile line of business, quality average.

21.
All support functions such as StarTek quality, instructional analysts, and trainers must be housed within the site where the work for this line of service is being performed unless otherwise agreed to in writing by T-Mobile.

21.1.
In addition, before a function is performed by an individual assigned to that function, StarTek shall verify that the necessary skills have been attained through the use of certification of skills program. If T-Mobile reasonably requests StarTek to remove any personnel performing Services pursuant to this Agreement, StarTek shall promptly comply with such request, within [*] hours. In support of this process, StarTek will do the following:

21.1.1.
Team leaders/supervisors shall go on-line to support customer calls each week for at least [*] calls per day (approximately [*] per week) to maintain their skills. The remainder of their time shall be used to support agent development, and to otherwise assist StarTek employees to perform the Services.

21.1.2.	Quality Assurance specialists shall go on-line to support customer calls each month for at least [*] calls per month (approximately [*] hours per month) to maintain their skills.

21.1.3.	Managers, lead representatives, team leaders/supervisors and trainers must be full-time employees of StarTek and must have completed T-Mobile National Standard Curriculum Training.

21.1.4.	Supervisors will monitor a minimum of [*] calls per agent per week.
22.
Fraud. StarTek shall implement and enforce T-Mobile policies and procedures as well as StarTek’s own procedures to detect and prevent handset or credit card theft or other fraudulent activity by an employee or agent of StarTek. StarTek shall cooperate with any T-Mobile investigation into handset or credit card theft or other fraudulent activity by an employee or agent of StarTek. If an employee or agent of StarTek is suspected of committing handset or credit card theft or other fraudulent activity against T-Mobile, StarTek will promptly notify T-Mobile of the suspected fraudulent activity and will provide T-Mobile with information necessary to conduct an investigation, including but not limited to the employee name, address, contact information, social security number, emergency contact address and phone numbers, and any other information that will assist in investigation of the suspected fraudulent activity. This information will be provided to T-Mobile within 48 hours of the request from T-Mobile.

StarTek will assume all responsibility for handset theft, credit card theft or other fraudulent activity by an employee or agent of StarTek or their failure to follow T-Mobile policies and procedures. StarTek shall make restitution to T-Mobile for the losses incurred by T-Mobile or its customers and shall remit payment to the following address:
T-Mobile USA, Inc.
Attn: [*], Sr. Manager of Investigations
794 Roble Road
Allentown, PA 18109

Restitution of handset theft shall be made to T-Mobile within [*] days of the date the outsourced vendor receives an invoice for the notification of loss.
T-Mobile reserves the right to prosecute any employee or agent of StarTek that committed fraud against T-Mobile or a customer of T-Mobile.
23.	Billable Minutes: For purposes of this Agreement, “Billable Minutes “ is defined as:
23.1.	Actual handled call volume multiplied by the actual AHT when [*]% or better forecast is delivered to StarTek.

23.2.	In the event where less than [*]% of the forecast is delivered to StarTek, amounts payable to StarTek shall be based on the methodology set forth in 3.12.2

23.3.
During system downtime as a result of a T-Mobile system failure, amounts payable to StarTek shall be based upon, for those intervals, on the methodology set forth in 3.12.2. Where actual AHT is unavailable due to zero volume, the lesser of [*]% of the KPI AHT and actual AHT from the same interval and same day the week previous will be substituted.

23.4.
StarTek shall be paid an hourly rate as listed in Section 25 for the actual minutes of processing downtime forms as detailed in the required ACD productivity reports displaying time in code and number of forms processed. .

23.5.
During system downtime as a result of a StarTek failure outside the definitions provided for in Section17.2, and StarTek is unable to accept the call volume T-Mobile is otherwise prepared to provide it, for the purposes of determining KPI penalties, StarTek will use the forecasted volume to determine service levels for those downtime intervals.

23.6.
Overtime will be calculated by interval using the following formula: interval handled call volume in excess of [*]% multiplied by the lesser of [*]% of the KPI AHT and interval AHT, and divided through by [*] to obtain the number of minutes. These are the billable OT minutes where T-Mobile USA has solicited and provided written approval of overtime.

24.
Service Levels /Breach of Service Levels. StarTek shall meet or exceed the Key Performance Indicator Service Levels as provided in Performance Pricing Matrix in Exhibit B. Starting six months after first call by StarTek under this Exhibit A-7, performance outside of the neutral zone of the specified Key Performance Indicators will result in increases/deductions to the overall price per minute as provided in Exhibit B.

24.1.
In the event that StarTek negatively performs any of the Key Performance Indicators, in performance subject to deductions in payment/pricing (not neutral or bonus-able performance) as specified in Performance Price Matrix in Exhibit B, for a consecutive period of [*] months, StarTek shall be in breach of this Agreement. StarTek shall prepare a plan to cure the breach and shall have [*] days from the date of the first date of failure in which to cure the breach. In the event that StarTek fails to cure the breach within the [*] period from the date of the first date of failure, T-Mobile may terminate the Agreement for StarTek’s breach.

25.	Pricing Schedule. T-Mobile shall pay StarTek for Services as provided in the following schedule.
25.1.	Pricing. Base Rate is adjusted each month as set forth in the attached Exhibit D — Pricing.
25.1.1.	Standard Base Rate: $[*] per [*]

25.1.2.	Holiday Rate: [*]% Standard Base Rate per [*]

25.1.3.	Overtime Rate: [*]% Standard Base Rate per [*]

25.2.	Agent Training.
25.2.1.	Initial and Program Extension: $[*]/hour

25.2.2.	Conversion training (movement from existing T-Mobile line of business to Smart Access/ Pay in Advance): $[*]/hour

25.2.3.	Changes or modifications to the program or continuation training that exceeds [*] hours/rep/month: $[*]/hour

25.2.4.	Training Delivery: [*]

25.2.5.	Training Development: [*]

25.2.6.	Reports: clerical development standard: [*]

25.2.7.	Non-Standard Reports Development: $[*]/hour

25.2.8.	Data Input of Downtime Forms: $[*]/hour

25.2.9.	Outbound Telecommunications: [*]
The Parties, intending to be legally bound, have caused this Statement of Work, Exhibit A-7, to be executed by their authorized representatives on the dates set forth below. Executed as of the Effective Date:

T-MOBILE USA, INC.	STARTEK USA, INC.

By: /s/ Betty Jones	By: /s/ Patrick M. Hayes

Name: Betty Jones	Name: Patrick M. Hayes

Title: VP Customer Care	Title: COO

Date Signed: 5/6/07	Date Signed: 5/16/07